 EXHIBIT 99.1

TOR Minerals Reports Record Revenue and Net Income for Third Quarter 2011

CORPUS CHRISTI, Texas, October 27, 2011 - TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the third quarter ended September 30, 2011.  Highlights for the third quarter of 2011 as compared to the third quarter of 2010 included:

•         3Q11 revenue increased 51% to $11.4 million versus $7.5 million in 3Q10

•         3Q11 diluted net income increased to $1.1 million versus 3Q10 diluted net income: $0.2 million

•         3Q11 diluted EPS: $0.33 versus 3Q10 EPS: $0.09

•         Revenue for the nine months ended September 30, 2011 increased 41% to $31.5 million

•         Diluted net income for the nine months ended September 30, 2011 increased 113% to $2.9 million

•         Diluted EPS for the nine months ended September 30, 2011: $0.86 versus Diluted EPS for the nine months ended September 30, 2010: $0.48

For the third quarter ended September 30, 2011, the Company reported diluted net income available to common shareholders of $1,089,000 million or $0.33 per diluted share, on net sales of $11,401,000.  This compares with diluted net income available to common shareholders of $243,000, or $0.09 per share, on net sales of $7,543,000 for the quarter ended September 30, 2010.

Revenue by Product Group (in ,000's)	3Q11	3Q10	% Change
TiO2 Pigments	$5,694	$3,121	82%
Specialty Aluminas	4,439	3,337	33%
Other	1,268	1,085	17%
Total	$11,401	$7,543	51%

Net sales increased 51 percent during the third quarter of 2011 due to strong increases in the Company's primary product categories.  Sales of titanium dioxide (TiO2) color pigments, which include HITOX® and TIOPREM® products, increased 82 percent to $5.7 million, benefiting from both higher prices and volumes.  Sales of specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD® product groups, grew 33 percent during the third quarter of 2011 due primarily to increased demand for existing and new products in Europe and North America.  Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "We are experiencing strong secular growth in sales volumes, as many new customers are realizing the value added characteristics of our niche specialty mineral products.  Volumes of our TiO2 color pigment and specialty alumina products are growing well above market growth rates.  In addition, increased TiO2 color pigment pricing is contributing more to our revenue growth."

Margin Table	3Q11	3Q10	Change
Gross Margin	20.8%	17.4%	+ 350 basis points
Operating Margin	10.6%	5.3%	+ 530 basis points
Net Margin	9.4%	3.1%	+ 620 basis points

During the third quarter of 2011, favorable trends in pricing, product mix and sales volumes were more than enough to offset increased raw material and energy costs.  As a result, gross margin improved 350 basis points year over year to 20.8% of sales.  Operating income increased to $1.2 million, or 10.6% of sales, compared to operating income of $397,000, or 5.3% of sales, reported in during the same period a year ago. "We continued to demonstrate the earnings leverage in our business model during the third quarter and posted our 11th quarter of year-over-year improvement in net margin," said Dr. Karasch.

"Based on what we are seeing today, we are optimistic that we will continue to benefit from volume growth and price increases. For a relatively small incremental capital investment of less than $2 million, we have effectively doubled the capacity of our alumina plant in the Netherlands.  With this project complete and a strong backlog of orders, our specialty alumina growth rates should accelerate over the next several quarters," said Dr. Karasch.  "Recently, we have seen increased competitive pricing pressure from Chinese-based commodity TiO2 producers, which may affect near-term regional volume growth and selling prices in our Asian and South American markets.  At the same time, we expect recent price increases and continued volume growth in the U.S. and Europe to more than offset any near-term pressure in those markets."

TOR Minerals will host a conference call at 4:00 p.m. Central Time on October 27, 2011, to further discuss third quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Interested parties may also access the conference call via telephone by dialing 877-407-8033.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information
Dave Mossberg,
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
NET SALES	$11,401	$7,543	$31,475	$22,327
Cost of sales	9,026	6,234	24,703	17,765
GROSS MARGIN	2,375	1,309	6,772	4,562
Technical services and research and development	74	66	206	184
Selling, general and administrative expenses	1,098	846	3,322	2,666
OPERATING INCOME	1,203	397	3,244	1,712
OTHER EXPENSE:
Interest expense	(139)	(110)	(336)	(343)
Gain (loss) on foreign currency exchange rate	63	(53)	6	(47)
Other, net	-	-	7	-
INCOME BEFORE INCOME TAX	1,127	234	2,921	1,322
Income tax expense	60	(2)	198	32
NET INCOME	$1,067	$236	$2,723	$1,290
Less: Preferred Stock Dividends	-	15	15	45
Basic Income Available to Common Shareholders	$1,067	$221	$2,708	$1,245
Plus: 6% Convertible Debenture Interest Expense	22	22	66	67
Plus: Preferred Stock Dividends	-	-	15	-
Diluted Income Available to Common Shareholders	$1,089	$243	$2,789	$1,312

Income per common share:
Basic	$0.50	$0.12	$1.32	$0.66
Diluted	$0.33	$0.09	$0.86	$0.48

Weighted average common shares outstanding:
Basic	2,122	1,908	2,052	1,899
Diluted	3,264	2,822	3,234	2,749

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,107	$2,559
Trade accounts receivable, net	5,755	3,888
Inventories	14,952	11,021
Other current assets	1,200	728
Total current assets	24,014	18,196
PROPERTY, PLANT AND EQUIPMENT, net	19,954	18,952
OTHER ASSETS	23	23
Total Assets	$43,991	$37,171

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,727	$2,544
Accrued expenses	1,831	1,436
Notes payable under lines of credit	1,125	783
Export credit refinancing facility	2,683	264
Current deferred tax liability	50	64
Current maturities - capital leases	12	46
Current maturities of long-term debt - financial institutions	820	533
Total current liabilities	9,248	5,670
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	8	18
Long-term debt - financial institutions	3,072	2,847
Long-term debt - convertible debentures, net	1,201	1,176
DEFERRED TAX LIABILITY	739	582
Total liabilities	14,268	10,293
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 5 and 200 shares issued and outstanding at 9/30/2011 and 12/31/2010, respectively	-	2
Common stock $1.25 par value: authorized, 6,000 shares; 2,122 and 1,934 shares issued and outstanding at 9/30/2011 and 12/31/2010, respectively	2,652	2,416
Additional paid-in capital	25,813	25,363
Accumulated deficit	(2,872)	(5,579)
Accumulated other comprehensive income:
Cumulative translation adjustment	4,130	4,676
Total shareholders' equity	29,723	26,878
Total Liabilities and Shareholders' Equity	$43,991	$37,171

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,723	$1,290
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,544	1,421
Share-based compensation	53	91
Warrant interest expense	50	50
Deferred income taxes	158	32
Changes in working capital:
Trade accounts receivables	(1,880)	(640)
Inventories	(4,142)	(827)
Other current assets	(478)	(339)
Accounts payable and accrued expenses	643	972
Net cash (used in) provided by operating activities	(1,329)	2,050

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,733)	(1,026)
Proceeds from sales of property, plant and equipment	-	17
Net cash used in investing activities	(2,733)	(1,009)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on) lines of credit	339	(1,725)
Net proceeds from export credit refinancing facility	2,428	477
Payments on capital lease	(44)	(96)
Proceeds from (payments on) long-term bank debt	509	(399)
Proceeds from the issuance of common stock, and exercise of common stock options	606	51
Preferred stock dividends paid	(30)	(45)
Net cash provided by (used in) financing activities	3,808	(1,737)
Effect of exchange rate fluctuations on cash and cash equivalents	(198)	258
Net decrease in cash and cash equivalents	(452)	(438)
Cash and cash equivalents at beginning of year	2,559	1,002
Cash and cash equivalents at end of period	$2,107	$564

Supplemental cash flow disclosures:
Interest paid	$139	$343
Income taxes paid	$6	$-
Non-cash financing activities:
Conversion of debentures	$25	$-